Exhibit 23(i)

Legal Consent

Administrative Office

4333 Edgewood Road NE

Cedar Rapids, IA 52499

December 8, 2011

Board of Directors

Transamerica Advisors Life Insurance Company

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

Re:	Group Fixed Contingent Annuity Contract
Transamerica Advisors Life Insurance Company
File No. 333-177282

Ladies and Gentlemen:

In my capacity as Division General Counsel of Transamerica Advisors Life Insurance Company (the “Company”), I have supervised the preparation of the registration statement on Form S-3 for the group fixed contingent annuity contract (the “Contract”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933.

I am of the following opinion:

(1)	The Company was organized in accordance with the laws of the State of Washington and re-domesticated in accordance with the laws of the State of Arkansas and is a duly authorized stock life insurance company under the laws of Arkansas and the laws of those states in which the Company is admitted to do business;

(2)	The Company is authorized to issue the Contracts in those states in which it is admitted and upon compliance with applicable local law; and

(3)	The Contracts, when issued in accordance with a prospectus contained in the aforesaid registration statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement and to the reference to me under the caption “Legal Matters” in the prospectus contained in said registration statement.

Sincerely,

/s/ Darin D. Smith

Darin D. Smith
Vice President and
Division General Counsel